Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1	Filed in the office of	Document Number
Carson City, Nevada 89701-4520	/s/ Ross Miller	20100452324-13
(775)684 5708	Ross Miller	Filing Date and Time
Website: www.nvsos.gov	Secretary of State	06/22/2010 3:00 PM
	State of Nevada	Entity Number
C8467-1997
Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1. Name of corporation:
Gasco Energy, Inc.
2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
     Gasco Energy, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation (the “Articles”) and pursuant to the provisions of Section 1955 of Chapter 78 of the Nevada Revised Statutes, the following resolution was duly approved and adopted by the Board of Directors of the Corporation pursuant to the unanimous written consent of all of the members thereof:
(continued on the pages attached to this Certificate of Designation)
3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
4. Signature: (required)

X /s/ W. King Grant
Signature of Officer	Name: W. King Grant
Title: President and Chief Financial Officer

Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

Nevada Secretary of State Stock Designation
This form must be accompanied by appropriate fees	Revised 3 6 09

ATTACHMENT TO CERTIFICATE OF DESIGNATION
     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article III of the Articles, there is hereby created and authorized out of the authorized but unissued shares of the capital stock of the Corporation, 2,000,000 shares of a series of preferred stock to be designated Series C Convertible Preferred Stock, par value $.001 per share (the “Series C Preferred Stock”), of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Articles) as follows:
     Section 1. Certain Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated:
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which the banking institutions in The City of New York are authorized or obligated by law or executive order to close or be closed.
     “Common Stock” means shares of the common stock, par value $.0001 per share, of the Corporation.
     “Common Stock Conversion Price” means the “Conversion Price” applicable to the shares of Common Stock as determined pursuant to the Indenture and then in effect on the Conversion Date (provided that, for purposes hereof, the Indenture shall be deemed to be in full force and effect and Notes shall be deemed to be outstanding at all times from the date hereof through the applicable Conversion Date (as defined below), regardless of whether that is actually the case, and the terms of Section 10.07 of the Indenture shall be deemed incorporated herein, mutatis mutandis).
     “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.
     “Indenture” means that certain Indenture by and between the Corporation and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified, refinanced, supplemented or restated from time to time, pursuant to which the Notes are issued.

     “Non-surviving Organic Change” means an Organic Change following which the Corporation is not the surviving entity (other than a migratory merger effected solely for the purpose of changing the jurisdiction of the Corporation).
     “Notes” means the Corporation’s 5.50% Convertible Senior Notes due 2015 issued under the Indenture.
     “Options” means any rights, warrants or options to subscribe for or purchase any Common Stock or Convertible Securities.
     “Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock or securities and/or cash or assets with respect to or in exchange for Common Stock other than payment of cash dividends.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Senior Stock” means any class or series of stock or other securities of the Corporation by the terms of which the holder of such class or series of stock or other securities would be entitled to the receipt of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation in preference or priority to the holders of shares of the Series C Preferred Stock.
     Section 2. Dividends, Distributions of Assets; Purchase Rights.
          (a) Dividends. Whenever the Corporation shall declare a cash dividend on shares of Common Stock, following the first date of issuance of any shares of Series C Preferred Stock, the Corporation shall at the same time declare a dividend on shares of Series C Preferred Stock in a per share amount equal to the Conversion Rate times the aggregate per share amount of cash dividends declared on each share of Common Stock, payable at the same time as any such dividend on the Common Stock. The declaration date, the record date and the payment date for any such dividends on the Series C Preferred Stock shall be the same as those for the Common Stock. Except as expressly provided in this Section 2, no dividends shall be required to be paid on shares of the Series C Preferred Stock.
          (b) Other Distributions. If the Corporation shall declare or make any other dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any dividend or other distribution of stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) that does not result in an adjustment to the Common Stock Conversion Price (a “Distribution”), at any time after the issuance of any shares of Series C Preferred Stock, then, in each such case, each holder of shares of Series C Preferred Stock shall be entitled to receive such Distribution, and the Corporation shall make such Distribution to such holder, exactly as if such holder had converted all of such holder’s shares of

Series C Preferred Stock into shares of Common Stock without regard to any limitations or conversion thereof (and, as a result, had held all of the shares of Common Stock that such holder would have received upon such conversion) immediately prior to the record date for such Distribution, or if there is no record date therefor, immediately prior to the effective date of such Distribution (but without such holder’s actually having to so convert such shares of Series C Preferred Stock into shares of Common Stock).
          (c) Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the “Purchase Rights”) and such grant, issuance or sale does not result in an adjustment to the Common Stock Conversion Price, then each holder of shares of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of all of such holder’s shares of Series C Preferred Stock (without regard to any limitations or conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record date is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
     Section 3. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, the assets and funds of the Corporation legally remaining available for distribution to the Corporation’s shareholders, after payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the remaining assets and funds of the Corporation available for distribution to the Corporation’s shareholders shall be distributed pro rata among (i) the holders of the Common Stock, (ii) the holders of the Series C Preferred Stock (with each such holder of Series C Preferred Stock being treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series C Preferred Stock held by such holder pursuant to Section 6), and (iii) among the holders of any other securities of the Corporation having the right to participate in such distributions on liquidation, in accordance with the respective terms thereof.
     Section 4. Consolidation. Merger, etc, In case the Corporation shall consummate any Non-surviving Organic Change, then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share of the stock or securities, cash and/or other property that the holders of Common Stock are entitled to receive in such Non-surviving Organic Change equal to the Conversion Rate times the aggregate amount of such stock or securities, cash and/or other property (payable in kind), as the case may be, which the holder of each share of Common Stock is entitled to receive with respect to or in exchange for such share.
     Section 5. Redemption by the Corporation. The Series C Preferred Stock may not be redeemed by the Corporation at any time.

     Section 6. Conversion Rights. The Series C Preferred Stock shall be convertible into Common Stock as follows:
          (a) Conversion at Holder’s Option. Subject to Section 6(b), each share of the Series C Preferred Stock shall be convertible at the option of the holder thereof, at any time into the number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) one hundred dollars ($100.00) divided by (ii) the Common Stock Conversion Price (the “Conversion Rate”) (and any fractional share of Series C Preferred Stock shall be convertible on the same proportional basis) upon the terms hereinafter set forth.
          (b) Maximum Ownership Limitation.
               (i) Conversions. Notwithstanding anything to the contrary contained in this Certificate of Designations, a holder of any shares of Series C Preferred Stock may not convert all or any portion of such holder’s shares of Series C Preferred Stock into Common Stock to the extent (but only to the extent) that such holder and its Affiliates would, after giving effect to such conversion, beneficially own, in the aggregate, in excess of 4.99% of the outstanding shares of Common Stock (the “Maximum Ownership Limitation”); provided that a holder of shares of Series C Preferred Stock, upon not less than 61 days’ prior written notice to the Corporation, may increase the Maximum Ownership Limitation applicable to such holder (but, for the avoidance of doubt, not for any subsequent or other holder) to 9.9% of the outstanding shares of Common Stock. No such increase shall be effective prior to the 61st day after such written notice is delivered to the Corporation. No prior inability to convert all or any portion of a holder’s shares of Series C Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this Section 6(b)(i) with respect to any subsequent determination of convertibility. Such holder’s delivery of a Conversion Notice to the Corporation shall constitute a representation that, upon delivery of the shares of Common Stock to be issued to it on the Share Delivery Date, as set forth in the Conversion Notice, such holder and its Affiliates will not beneficially own more than the Maximum Ownership Limitation applicable to such holder immediately after giving effect to such issuance. The Corporation shall be entitled to rely on such representations deemed made by the holder and shall not be deemed to violate the Maximum Ownership Limitation by issuing to such holder no more than the number of shares of Common Stock provided for in a Conversion Notice. For purposes of the foregoing, the aggregate number of shares of Common Stock beneficially owned by a holder and its Affiliates shall include the shares of Common Stock issuable upon conversion of such holder’s shares of Series C Preferred Stock with respect to which the determination is being made, but shall exclude the shares of Common Stock that would be issuable upon (i) conversion of the remaining, unconverted portion of such shares of Series C Preferred Stock and (ii) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Corporation (including any notes, warrants or convertible preferred stock) subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein beneficially owned by the holder and its Affiliates.
               (ii) Ownership Calculations. Except as set forth in the last sentence of Section 6(b)(i), for purposes of this Section 6(b), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculation of percentage ownership)

shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the rules and regulations promulgated thereunder. For purposes of this Section 6(b), in determining the number of outstanding shares of Common Stock, a holder of shares of Series C Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the transfer agent for the Common Stock setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of shares of Series C Preferred Stock, the Corporation shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into shares of Common Stock. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion, exercise or exchange of securities of the Corporation, including the Series C Preferred Stock, and any notes, warrants or convertible preferred stock, by the applicable holder and its Affiliates, as determined by the holder, since the date as of which such number of outstanding shares of Common Stock was reported.
           (c) Mechanics of Conversion. The holder of any shares of the Series C Preferred Stock may exercise the conversion right specified in Section 6(a) by (i) transmitting (by facsimile or otherwise) to the Corporation at its principal office (or at such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series C Preferred Stock), at any time during normal business hours, a duly executed conversion notice substantially in the form attached as Exhibit A to this Certificate of Designations (the “Conversion Notice”) specifying the number of shares of the Series C Preferred Stock to be converted, and (ii) if the shares of Series C Preferred Stock to be converted are certificated, surrendering to a common carrier for delivery to the Corporation as soon as practicable following such date the certificates representing the shares being converted (or an indemnification undertaking described in Section 14 with respect to such shares in the case of their loss, theft or destruction). If the shares of Series C Preferred Stock to be converted are certificated and the certificate representing shares of Common Stock issuable upon conversion of shares of the Series C Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Series C Preferred Stock, any such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory’s authority with respect thereto as deemed appropriate by the Corporation or its transfer agent and such certificate shall be endorsed directly or through stock powers to the Corporation or in blank. A share of Series C Preferred Stock (or portion thereof) shall be deemed to have been converted immediately prior to the close of business on the day of compliance with the delivery of the Conversion Notice and, if required, surrender of the certificate(s) representing the shares being converted in accordance with the foregoing provisions (such date of compliance, the “Conversion Date”), and at such time the rights of the holder of such share(s) of Series C Preferred Stock (or portion thereof) as a holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. Promptly after the Conversion Date and in any event within three Business Days thereafter, the Corporation shall, or shall cause its transfer agent to, issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled upon such conversion (provided that, if such transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the holder is eligible to receive shares through DTC, the transfer agent shall instead credit such number of full shares of Common Stock to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system), and a check or cash with respect to any fractional interest in a share of Common Stock, as provided in Section 6(d). The Person in whose name the certificate or certificates for the Common Stock are to be issued (or for whose account the Common Stock is to be credited) shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. If the Series C Preferred Stock that is converted is certificated, upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of the Series C Preferred Stock representing the unconverted portion of the certificate so surrendered.
          (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of the Series C Preferred Stock. If more than one certificate for the Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest (calculated to the nearest one-100th of a share) in an amount equal to the same fraction of the Closing Price (as defined in the Indenture) of the Common Stock as of the Trading Day (as defined in the Indenture) preceding the Conversion Date.
          (e) Costs. The issuance of certificates for Series C Preferred Stock or Common Stock upon the conversion of Series C Preferred Stock will be made without charge to the holders of such shares for any documentary, stamp, transfer or similar tax in respect thereof or other cost incurred by the Corporation in connection with such issuance of Series C Preferred Stock or Common Stock issued or issuable upon the conversion of Series C Preferred Stock. However, if any such certificate is to be issued in a name other than that of the record holder of the share or shares of Series C Preferred Stock transferred or converted, the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.
          (f) Reservation of Shares. The Corporation will take all action necessary to at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Series C Preferred Stock, the full number of shares of fully paid and nonassessable Common Stock then issuable upon the conversion of all outstanding shares of Series C Preferred Stock.

          (g) Notices.
               (i) Whenever the Common Stock Conversion Price is adjusted, the Corporation shall promptly file with the transfer agent for the Series C Preferred Stock a certificate signed in the name of the Corporation by any two officers of the Corporation setting forth the adjusted Common Stock Conversion Price and showing in reasonable detail the facts upon which such adjustment is based. Promptly after delivery of such officers’ certificate, the Corporation shall prepare a notice stating that the Common Stock Conversion Price has been adjusted and setting forth the adjusted Common Stock Conversion Price and the date on which each adjustment becomes effective, and shall mail such notice to each holder of shares of Series C Preferred Stock at the address of such holder as it appears on the stock register within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not effect the legality or validity of any such adjustment.
               (ii) If the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, the Corporation will give written notice to each holder of shares of Series C Preferred Stock at least ten (10) days prior thereto (or twenty (20) days in the case specified in clause (C)), provided that such information shall be made known to the public prior to or contemporaneously with such notice being provided to each holder of shares of Series C Preferred Stock.
               (iii) The Corporation will give written notice to each holder of shares of Series C Preferred Stock at least twenty (20) days prior to the date on which any dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or contemporaneously with such notice being provided to each holder of shares of Series C Preferred Stock.
          (h) Cash Damages. If by the date (a “Share Delivery Date”) that is three (3) Business Days after a Conversion Date, there shall not be issued and delivered to the holder of the shares of Common Stock converted thereon (or its designee) a certificate for, or credited to such holder’s (or its designee’s) balance account with DTC, the number of shares of Common Stock to which such holder is entitled upon such conversion, and if on or after the Share Delivery Date such holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such holder of Common Stock that such holder anticipated receiving from the Corporation upon such conversion (a “Buy-In”), then the Corporation shall, within three (3) Business Days after such holder’s request and in such holder’s discretion, either (i) pay cash to such holder in an amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate, or credit such shares to such holder’s or its designee’s balance account with DTC, shall terminate, or (ii) promptly (and in any event within one (1) Business Day) honor its obligation to deliver to such holder a certificate or certificates representing such shares of Common Stock that the Corporation was required to deliver to the holder in connection with the conversion, or credit such shares to such holder’s or its designee’s balance account with DTC, and pay cash to such holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock that the Corporation was required to deliver to such holder (or, that the Corporation was required to deliver to such holder) in connection with the conversion, times (B) the Closing Price (as defined in the Indenture) of the Common Stock on the Share Delivery Date. Such holder shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation.
     Section 7. Voting Rights. Except as required by law, the Series C Preferred Stock shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of holders of capital stock of the Corporation. On any matters in which the holders of shares of Series C Preferred Stock shall be entitled to vote, the holder of each share of Series C Preferred Stock at the record date for determination of the stockholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or the effective date of the written consent, shall be entitled to one vote per share of Series C Preferred Stock.
     Section 8. Uncertificated Shares. The shares of Series C Preferred Stock shall be uncertificated unless a holder of shares of Series C Preferred Stock requests certificated shares, in which case such certificate shall be substantially in the form set forth in Exhibit B to this Certificate of Designations, or as may otherwise be approved by the Corporation, and shall have such insertions as are appropriate or required or permitted by this Certificate of Designations and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Certificate of Designations or Section 2.07(e) of the Indenture, such as may be required to comply with this Certificate of Designations, any law or any rule of any securities exchange on which the Series C Preferred Stock may be listed, and such as may be necessary to conform to customary usage.
     Section 9. Reporting Period Requirements. At any time during the Reporting Period (as defined in the Indenture) that the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, if the Corporation fails to timely file any report, statement or other document required to be filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to such reporting requirements (other than Current Reports on Form 8-K), the Corporation shall publicly announce its failure to file through a press release or a Current Report on Form 8-K on the Business Day following the due date of such report, statement or other document. The obligations of the Corporation pursuant to this Section 9 shall cease simultaneously with the cessation of the Corporation’s obligations under Section 4.02 of the Indenture.
     Section 10. Headings of Sections. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     Section 11. Severability of Provisions. If any right, preference or limitation of the Series C Preferred Stock set forth in this Certificate of Designations (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
     Section 12. Status of Reacquired Shares. Shares of Series C Preferred Stock which have been issued and reacquired by the Corporation in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of Preferred Stock without designation as to series and may be redesignated and reissued.
     Section 13. Fractional Shares. Series C Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.
     Section 14. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.
     Section 15. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate(s) representing shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the preferred stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.
     Section 16. Other Remedies. The Corporation acknowledges that a breach by it of any of its obligations hereunder will cause irreparable harm to the holders of shares of Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series C Preferred Stock shall be entitled to seek specific performance for, or other equitable relief with respect to, a breach by the Corporation of any of its obligations hereunder, without the necessity of showing economic loss and without any bond or other security being required.
[Remainder of Page Intentionally Left Blank]

EXHIBIT A
CONVERSION NOTICE
TO:     GASCO ENERGY, INC.
     The undersigned registered owner of this certificate representing shares of Series C Convertible Preferred Stock (the “Preferred Stock”) hereby irrevocably exercises the option to convert            shares of Preferred Stock in accordance with the terms and subject to the limitations of the Certificate of Designations relating to the Preferred Stock, and directs that the shares of Common Stock issuable and deliverable upon such conversion, together with any check in payment for fractional shares or payment required under Section 6(d) of the Certificate of Designations payable in cash and any Preferred Stock representing any unconverted shares hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below.
Dated:

Signature(s)
If the shares of Common Stock to be issued upon
conversion or the remaining shares of Preferred Stock
will be issued in another name, the above
signature(s) must be guaranteed by an “eligible
guarantor institution” meeting the requirements of
the transfer agent, which requirements include
membership or participation in the Security Transfer
Agent Medallion Program (“STAMP”) or such other
“signature guarantee program” as may be determined by
the transfer agent in addition to, or in substitution
for, STAMP, all in accordance with the Securities
Exchange Act of 1934, as amended.

Signature Guarantee
Corp Actions Voluntary — GSX

If the shares of Preferred Stock being converted are held through DTC, provide the following information:
DTC Participant Number:
Name, Address and Phone Number of such DTC Participant:

Fill in the registration of shares of Common Stock if to be issued other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)

Please print name and address
Number of shares of Preferred Stock to be converted
(if less than all):

Social Security or Other Taxpayer
Identification Number:

If the shares of Common Stock to be received will be held through DTC, provide the following information:
DTC Participant Number:
Name, Address and Phone Number of such DTC Participant:

Fill in the registration of shares of Preferred Stock if to be issued other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)

Please print name and address
Number of shares of Preferred Stock to be converted
(if less than all):

Social Security or Other Taxpayer
Identification Number:
Corp Actions Voluntary — GSX

EXHIBIT B
FORM OF SERIES C PREFERRED STOCK CERTIFICATE
SERIES C CONVERTIBLE PREFERRED STOCK CERTIFICATE
Gasco Energy, Inc.
Incorporated under the Laws of the State of Nevada

CUSIP: 367220 407
CERTIFICATE NUMBER: _______________	_____________________________________________________________ SHARES
     This represents and certifies that ______________________________________________________ is the owner of ____________ _____________________________ (______) fully paid and non-assessable shares of Series C Convertible Preferred Stock of Gasco Energy, Inc. (the “company”) transferable upon the books of the company by the holder hereof in person or by the holder’s duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Amended and Restated Articles of Incorporation and all amendments thereto and the Certificate of Designations of the Series C Convertible Preferred Stock and all amendments thereto (copies of which are on file at the office of the company), to which the holder hereof by acceptance hereof expressly assents.
     [INCLUDE THE FOLLOWING LEGENDS IN ANY GLOBAL STOCK CERTIFICATE REGSITERED IN THE NAME OF DTC OR ITS NOMINEE.] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]
     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE.

     IN WITNESS WHEREOF, Gasco Energy, Inc. has executed this Certificate as of the date set forth below.

GASCO ENERGY, INC.
By:
Name:
Title:

By:
Name:
Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION
     This is one of the certificates representing shares of Preferred Stock referred to in the within mentioned Certificate of Designations.

Computershare Inc. Computershare Trust Company, N.A. as Transfer Agent On behalf of both entities:
By:
Name:
Title:

Dated:

REVERSE OF THE SECURITY
ASSIGNMENT
     For Value Received, ___________________________ hereby sells, assigns and transfers unto ________________________ (print or typewrite name, address and social security or other identifying number of assignee) ____________ Shares of the stock represented by this Certificate, and does hereby irrevocably constitute and appoint _____________________ attorney, to transfer the said stock on the books of the within named company with full power of substitution in the premises
Dated: ______________

X

NOTICE: The signature to this assignment must correspond with the name as written upon the face of this certificate in every particular, without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17 Ad-15 under the Securities Exchange Act of 1934.